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                                                                    EXHIBIT 23.1




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




       We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1991 Incentive Stock Option Plan and the 1989 Employee Stock Purchase Plan of Genus, Inc. of our reports dated January 27, 1997, on our audits of the consolidated financial statements and financial statement schedule of Genus, Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which are included in the Annual Report on Form 10-K of Genus, Inc. for the year ended December 31, 1996.



Coopers & Lybrand L.L.P.

San Jose, California
June 24, 1997